PRESS RELEASE

Date: December 7, 2023

Cadiz to Expand Executive Team in 2024

Executive Chair, Susan Kennedy, to Step into Full-time Role as CEO, Water-law Expert

Scott Slater to continue Serving as Senior Advisor, and the Company to Create Two

New Executive Positions as Project Development Ramps Up

     Los Angeles, CALIFORNIA (12.6.23) - Cadiz, Inc. (NASDAQ: CDZI/CDZIP, the “Company”) is pleased to announce today that Susan Kennedy, Executive Chair of the Board of Directors, will step into a full-time role as the Company’s Chief Executive Officer (“CEO”) beginning January 1, 2024.  Scott Slater, who has served as President and CEO of Cadiz since 2011, plans to continue to serve as a senior advisor to the Company. The Company also plans to create two new executive positions in 2024, one focused on development and operation of the Cadiz Water Supply and Storage Project and one focused on scaling the Company’s wholly owned water filtration business, ATEC Water Systems, LLC.

     “Cadiz is at a critical inflection point,” Kennedy said. “It’s time to scale up our development and operational capabilities. These next two years will be about building out our water infrastructure assets, scaling deployment of our water filtration technology and exploring new commercial opportunities such as hydrogen.”

     “We’re in a strong position,” Scott Slater said. “I’m proud of the milestones we’ve reached and looking forward to helping the company jump to the next level of development. I am particularly proud of what we’ve accomplished with the acquisition of pipeline and technology assets and am looking forward to seeing those assets monetized and scaled.”

     “Scott and Susan have done a remarkable job setting the company up for this moment,” Winston Hickox, Cadiz’ lead independent director said. “Between Scott Slater’s water law and industry expertise and Susan Kennedy’s operational and political capabilities, the company is positioned to scale at a time when access to clean, reliable water around the world is becoming more challenging due to the impacts of climate change.”

     Scott Slater is a legendary water rights attorney with unmatched depth in some of the most complex and historic water transactions in United States’ history. Slater was appointed President of Cadiz in 2011 and named CEO in 2013 while also maintaining his shareholder position at Brownstein, Hyatt, Farber, Schreck, ranked as one of the best law firms in the U.S. on Water Law and Land Use. The Board thanks Scott for leading the design and approval of the largest fully integrated groundwater conservation and storage project in California, and successfully defending the permits through a decade of litigation, appeals and regulatory challenges. Slater innovatively led the company’s acquisition of pipeline assets from El Paso Natural Gas in 2020, setting the Company up to be first in the world to convert fossil fuel pipelines to transport water. In 2022, Slater led Cadiz’ acquisition of ATEC Water Systems, a water filtration company with market-leading filtration technology able to address the rapidly increasing threat of groundwater contamination from iron and manganese, arsenic, nitrates, Chromium-6 and other chemicals.

     Kennedy, who has served as Cadiz’s Executive Chair since 2021, will take over as full time CEO in January 2024. Slater plans to continue supporting Cadiz in 2024 in a consulting capacity, focused on completing numerous transactions related to the water supply and storage project, ATEC Systems, green hydrogen development and other commercial opportunities.

     Since Cadiz acquired the ATEC business in Q4 2022, ATEC has secured contracts and begun production on projects expected to generate significant revenues for the company in FY 2024. ATEC revenues are expected to exceed $12 million in FY 2024 with projected segment positive operating income of approximately $3 - 4 million during FY 2024.

     “Cadiz will be operating on all cylinders in 2024,” Kennedy said.

About Cadiz, Inc.

     Founded in 1983, Cadiz, Inc. (NASDAQ: CDZI) is a California water solutions company dedicated to providing access to clean, reliable and affordable water for people through a unique combination of water supply, storage, pipeline and treatment solutions. With 45,000 acres of land in California, 2.5 million acre-feet of water supply, 220 miles of pipeline assets and the most cost-effective water treatment filtration technology in the industry, Cadiz offers a full suite of solutions to address the impacts of climate change on clean water access.

For more information, please visit www.cadizinc.com.

Contact:

Courtney Degener

cdegener@cadizinc.com

213-271-1603

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FORWARD LOOKING STATEMENTS: This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  These forward-looking statements include, but are not limited to, statements regarding the expected changes in and additions to the management team of Cadiz, Inc. (the “Company”), the Company’s ability to complete transactions related to the water supply and storage project, and the future revenue and operating performance of the ATEC water treatment operating segment of the Company that are subject to significant business, economic and competitive risks and uncertainties, many of which are beyond the control of ATEC and the Company.  Although the Company believes that the expectations reflected in our forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct.  Factors that could cause actual results or events to differ materially from those reflected in the Company’s forward-looking statements include our ability to reach agreement with our existing CEO and Executive Chair on the terms of future service, our ability to attract and retain talent to expand our management team, our expected growth opportunities may take longer to realize than expected, we may experience delays in the supply chain for materials, or other factors detailed in the Company’s Securities and Exchange Commission filings. We undertake no obligation to publicly update any forward-looking statement, whether written or oral, that may be made from time to time, whether as a result of new information, future developments or otherwise.